Exhibit 10.5

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the "Agreement") is entered into this 20th day of September 2009 by and between Zero Emission People, LLC ("ZEP") and Sunbeam, LLC. ("Sunbeam")

WHEREAS, ZEP is engaged in pursuing opportunities in wind energy development; and

WHEREAS, ZEP is in the process to merge with Wind Works Power Corp. with associated development financing capabilities ("ZEP/Wind Works"); and

WHEREAS, SUNBEAM is in the developmental stages of six wind farms; and

WHEREAS, the parties wish to combine their unique skills and abilities pursuant to the terms and conditions of this Agreement

NOW THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration it is agreed:

ARTICLE 1: JOINT VENTURE

The parties hereto form this joint venture which will be identified as the Sunbeam -ZEP/Wind Works Joint Venture (the "Joint Venture"). Specifically, Sunbeam obtaines shares in ZEP/Wind Works in exchange for ZEP/Wind Works obtaining shares in the Project companies that hold the assets of the wind farm projects.

(a)  The parties agree as follows:

(i)	SUNBEAM herewith sells 50% of the projects to ZEP as set forth on Schedule A (the "Projects").

(ii)
 ZEP/Wind Works issues to SUNBEAM, or its nominees, 9,800,000 shares of Wind Works common stock (the "Shares"). The common stock will be issued pursuant to an exemption from registration and will be subject to resale limitations as prescribed by Rule 144 of the Securities Act of 1933.

(iii)	ZEP/Wind Works will be required to fund all development costs, including the FIT applications.

(b)  ZEP/Wind Works's equity interest in the Project Companies can increase to up to 100% by Wind Works paying to SUNBEAM the fair market value of the increased interest in a combination of stock and cash, the exact terms of which will be subject to mutual agreement. If and when  ZEP/Wind Works increases its stake to a 100% interest, SUNBEAM will sell its outstanding equity interest in the Project Companies to ZEP/Wind Works; and all expenses and revenues shall be allocated to ZEP/Wind Works.

ARTICLE 2: OTHER AND/OR COMPETING BUSINESSES

Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to restrict in any way the freedom of either party or of any affiliate of either party to conduct, independently of the Joint Venture, and whether or not in competition with the Joint Venture, any business or activity whatever (other than the business contemplated to be performed by the Joint Venture under and in accordance with this Agreement) without any accountability to the Joint Venture or to the other party.

ARTICLE 3: CONDUCT OF OPERATIONS

It is hereby understood and agreed by and between all the parties that each one shall devote its efforts to achieve and insure the successful purpose of the Joint Development.

ARTICLE 4: CONFIDENTIALITY

5.1       Each party undertakes to keep strictly confidential any other party's proprietary information that it may acquire or have acquired or be or have been informed of, during the term of the present contract.

5.2       Each party shall be under no obligation with respect to any information:

(a)       Which is at the time of disclosure, available to the general public;

(b)       Which is disclosed to the recipient without any restriction on disclosure by a third party who has the lawful right to disclose such information;

(c)       Which has been ordered by any court order or governmental authority or regulation in compliance with the laws of the countries of anyone of the parties.

5.3      This article 5 shall remain in full force for a period of two (2) years after the termination of the present contract.

ARTICLE 5: TERM, DISSOLUTION, TERMINATION

(a)       Term

The Joint Venture shall continue for a term of 25 years or unless terminated in accordance with the provisions of this article. No party shall have the right to and each party agrees not to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Joint Venture, except as provided in this Agreement.

(b)       Events of dissolution

(i)	The Joint Venture shall dissolve:

(A)	Upon the unanimous written agreement of the parties to dissolve the Joint Venture,

(B)	Upon the dissolution and/or bankruptcy of a party;

(C)
Upon the occurrence of any of the following: a party becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or a party applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for such party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for a party or for a substantial part of its property and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debts arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of a party which is not dismissed within 30 days.

(ii)
Upon the dissolution of the Joint Venture the Joint Venture and its business shall promptly be wound up and terminated and any Joint Venture assets shall be distributed to the parties . Upon the dissolution of the Joint Venture caused by any other event set forth in section (b) of this article 7:

(c)        Continuing Conduct of the Joint Venture

During the pendency of any arbitration or request for arbitration or of the enforcement of any claim against a party for a breach of or for default under the terms of this Agreement, the business and affairs of the Joint Venture shall be conducted so as to maintain and preserve the value of the Joint Venture as a going concern.

During any period of winding up, the business and affairs of the Joint Venture shall be conducted so as to maintain and preserve the assets of the Joint Venture in a manner consistent with the winding up of the affairs thereof. Each party will indemnify the Joint Venture and the other party against any claim, loss or damage to the Joint Venture or such other party which may result from the party's breach of this section.

ARTICLE 6: GOVERNING LAW

This Joint Venture shall be construed and governed in accordance with the laws of the province of Ontario, Canada. In the event of any litigation, the prevailing party shall be entitled to recover all costs including attorneys fee. Notwithstanding the foregoing, the parties shall use all efforts to settle all disagreements and disputes which arise concerning, in connection with, or as a result of, the performance of this Joint Venture agreement, by means of negotiations.

ARTICLE 7: GENERAL

(a) Notices

All notices, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when sent by registered or certified mail, with return receipt requested to the party's then principal place of business.

(b) Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and there are not other understandings, representations or warranties, oral or written, relating to the subject matter of this Agreement, which shall be deemed to exist or to bind any of the parties hereto, their respective successors or assigns except as referred to herein.

(c) Further Assurances

Each party shall execute such deeds, assignments, endorsements and other instruments and evidences of transfer give such further assurances and perform such acts as are or may become necessary or appropriate to effectuate and to carry out the provisions of this Agreement.

All such deeds, assignments, endorsements and other instruments and evidences of transfer and all other acts of any kind which are to be as of the date of this Agreement shall be delivered or taken as soon as possible following the date of this Agreement.

(d) Severability

If any provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of the Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(e) Binding Agreement

This Agreement shall inure to the benefit of and be binding upon the undersigned PARTY and their respective successors an assigns.

(f) Headings

The headings of articles and sections in this Agreement are for convenience only and are not part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

By:  Zero Emission People, LLC                                                                                     By:  Sunbeam, LLC

/s/Ingo Stuckmann                                           /s/ Reiner Borgmeyer
Ingo Stuckmann, Managing Member                                                                           Reiner Borgmeyer, Managing Member

Accepted:

By:  Wind Works Power Corp.

/s/Ingo Stuckmann
Ingo Stuckman, CEO

SCHEDULE A

Sunbeam-ZEP/Wind Works Joint Venture Project Overview

1.	Settlers Landing Wind Park: 50% interest in Project Company (option to increase to 100%), 10 MW near Pontypool;
2.	Zorra Wind Park: 50% interest in Project Company (option to increase to 100%), 10 MW project north of Woodstock;
3.	Pleasant Bay Wind Park: 50% interest in Project Company (option to increase to 100%), 20 MW project near Trenton;
4.	Polar Bear Wind Park: 50% interest in Project Company (option to increase to 100%), 20 MW project in Ontario;
5.	Clean Breeze Grafton Wind Park: 50% interest in Project Company (option to increase to 100%), 10 MW project near Grafton; and
6.	Whispering Woods Wind Park: 50% interest in Project Company (option to increase to 100%), 10 MW project east of Milbrook